Exhibit 2.2

On June 17, 2020, Credicorp Ltd. entered into an Indenture (the “Indenture”) between Credicorp Ltd., as issuer, and The Bank of New York Mellon, as Trustee, Paying Agent and Registrar, with respect to our US$500 million 2.750% notes due 2025. Credicorp undertakes hereby to furnish the Indenture to the Commission upon request.

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